Exhibit 10.1

CASCADE CORPORATION

STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK PLAN

(As amended and restated effective June 5, 2007)

1.             Purposes.

This Plan is intended to enable Cascade Corporation (the “Corporation”) to recognize the contribution of  executives of the Corporation and its subsidiaries to the Corporation’s success,  to provide them incentives to enhance the Corporation’s business prospects and to recognize their role and that of the Board of Directors (the “Board”) in increasing value over the long term.

2.             Effective Date and Duration of Plan.

(a)           Effective Date. This amended and restated Plan shall become effective upon approval by the shareholders of the Corporation

(b)           Duration. No stock appreciation rights (“Rights”) or restricted shares of Cascade Corporation common stock (“Restricted Shares”) may be granted under the Plan after May 31, 2013.  However, the Plan shall continue in effect until all rights issued under the Plan have been exercised or have expired. The Board may suspend or terminate the Plan at any time, except with respect to outstanding Rights and Restricted Shares.  Termination shall not affect any outstanding  Rights or Restricted Shares, or the forfeitability of Rights or Restricted Shares granted under the Plan.

3.             Administration.

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have full power and authority, subject to the provisions of the Plan, to:

(a)           Designate employee participants;

(b)           Determine the amount and other terms and conditions of Rights to employees, such determinations to be subject to Board approval in the case of grants to officers of the Corporation.

(c)           Determine the amount, conditions and restrictions for grants of Restricted Shares, which may be based upon continuous service with the Company or the attainment of certain performance goals, such determinations to be subject to Board approval in the case of grants to officers of the Corporation, and those terms and conditions of Restricted Share grants to non-employee members of the Board of Directors which are not stated in Section 11 of the Plan.

(d)           Adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date,  and make all other determinations in the judgment of the Committee necessary or desirable for the  administration of the Plan.

Decisions of the Committee as to interpretation of, any Rights or Restricted Shares granted pursuant to, the Plan and any related agreement shall be final. The Committee in its sole discretion may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement.

4.             Eligibility.

The Committee may from time to time grant Rights  (“Rights”) or Restricted Shares to such key executive employees of the Corporation (“Participants”) or of any subsidiary as the Committee may deem eligible.

5.             Rights / Share Limitation

(a)           A Right is a right granted under the Plan which enables the holder to receive at the time of exercise an amount, payable solely in the form of Cascade Corporation common shares valued at Fair Market Value, equal to the difference between the Fair Market Value of a single common share of Cascade Corporation stock and the Base Price of a single common share of Cascade Corporation stock.

(b)           In no event shall more than 750,000 Cascade Corporation common shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares be issued pursuant to the Plan.

(c)           In no event shall more than 100,000 Cascade Corporation shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares, be issued to any one individual pursuant to the exercise of Rights granted to such individual under the Plan in a single fiscal year.

6.             Required Terms and Conditions of Rights.

The Committee may grant Rights under the Plan, subject to such rules, terms, and conditions as the Committee prescribes in accordance with the provisions of the Plan, including the following:

(a)           Base Price.   The Base Price of each Right shall be established by the Committee and may not be less than the Fair Market Value of a common share of Cascade Corporation common stock on the date the grant is made.

(b)           Fair Market Value.     The Fair Market Value of a common share of Cascade Corporation common stock means the closing price quoted on the New York Stock  Exchange, or if the shares did not trade that date, on the last prior date on which the shares were traded.

(c)           Maximum Term of Right.  A Right shall be exercisable during such period of time as the Committee may specify, provided that no Right shall be exercisable after the expiration of 10 years from the date on which it is granted.

(d)           Installment Exercise Limitations.       Each grant of Rights shall generally become exercisable in equal cumulative annual installments over such period as the Committee may establish, except to the extent that other terms of exercise are specifically provided by other terms of the Plan.  The Committee shall have discretion to establish vesting periods and limitations on amounts to be realized upon exercise in connection with grants it may make.

(e)           Termination of Employment.

        (i)     Death.    If a Participant dies while entitled to exercise Rights granted under this Plan, such Rights may be exercised for a period of one year after the Participant’s death.  Rights not exercisable at the time of death, and Rights not exercised during the period provided by this subparagraph, will expire.  In the event of a Participant’s death,  Rights exercisable as of the date of the Participant’s death may be exercised by such beneficiary as the Participant may have designated in writing in a manner determined by the Committee.  In the absence of such a designation, the Participant’s estate shall have the right to exercise such Rights.

(ii)            Retirement.  If a Participant terminates employment after age 62 under circumstances which the Committee in its sole discretion deems equivalent to retirement, any Rights the Participant was entitled to exercise at the date of retirement may be exercised for a period of one year following retirement.  Rights not exercisable at the time of retirement, and Rights not exercised during the period provided by this subparagraph, will expire. The provisions of this subparagraph (ii) shall apply also to retirements due to physical or mental disability which the Committee determines is of such a nature as to prevent further performance of job duties.   Should a retired Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of  such Rights, which may be exercised for a period of one year following the Participant’s death.

(iii)           Other Termination of Employment – Not For Cause.   Should   a Participant cease to be employed by the Corporation or its subsidiaries for reasons other than Death or Retirement, any Rights the Participant was entitled to exercise at the date of termination may be exercised for a period of 90 days following termination or, if longer, until 30 days have elapsed following the public dissemination of the Corporation’s financial results for the first fiscal period ending after the termination of the Participant’s employment.  Rights not exercisable at the time of termination, and Rights not exercised during such 90-day or extended period, shall expire.  Should a terminated Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of such Rights, which may be exercised for a period of one year following the Participant’s death.  The rights granted by this subparagraph (iii) shall not apply to a Participant who is terminated for Cause, or whom the Committee determines in its sole discretion has entered into competition with the Corporation.

(iv)          Termination for Cause.     Participants whose employment is terminated for (A) willful failure to perform reasonable directives of the Corporation’s  management; (B) use of alcohol or illegal drugs which interferes with the Participant’s performance of duties in the judgment of the Corporation’s management; (C) dishonesty affecting the Corporation or any related entity or conviction of a felony or any crime involving fraud or misrepresentation;   (D) gross negligence or willful misconduct resulting in substantial loss to the Corporation, damage to the Corporation’s reputation, or theft, embezzlement or similar loss to the Corporation; or (E) other conduct which the Committee in its sole discretion determines sufficiently harmful to the interests of the Corporation to constitute cause for termination shall forfeit all outstanding Rights awarded under this Plan.

          (f)            Acceleration of Vesting.  The Committee shall have discretion to provide in an individual Participant’s grant agreement for the exercise of all or a portion of Rights granted to the Participant which would not otherwise be exercisable, in the event of the Participant’s Death or Retirement.

(g)           Exercise.

(i)            Subject to subparagraph (v) of this paragraph (g), the Committee shall establish the time or times for exercise of Rights.

(ii)           Each Right shall entitle   the holder, upon exercise, to receive from the Corporation an amount equal in value to the excess of the Fair Market Value on the date of exercise of one Right over its Base Price.  Such amount shall be payable solely in the form of Cascade Corporation common shares valued at Fair Market Value.  No Right shall be   exercisable at a time that the amount determined under this Subsection is negative. No fractional shares shall be issued as payment hereunder.

(iv)          The Corporation shall make no payment hereunder prior to taking steps necessary to assure that it will receive from a participant who has exercised a Right amounts necessary to satisfy any applicable federal, state or local tax withholding requirements, including social security and other normal withholdings.

(v)           Rights may be exercised only during the 30-day period following the third business day after public dissemination of the Corporation’s financial results for any fiscal quarter or for its fiscal year.

          (h)           Non-Transferability.   During a Participant’s lifetime, Rights shall be exercisable only by the Participant, the Participant’s payee pursuant to a valid order by a domestic relations court with jurisdiction, or by a legally designated guardian or conservator.  With the Committee’s prior consent, a Participant may transfer Rights to a trust for his or her benefit established for estate planning purposes.

7.             Required Terms and Conditions of Restricted Stock Awards

The Committee may award shares of Cascade common stock to Participants, which shares shall be subject to such terms and conditions as the Committee may prescribe, including the following:

(a)           Employment Requirement.  A recipient of a grant of Restricted Shares must remain in the employment of the Corporation during a period designated by the Committee (“Restriction Period”) in order to retain the shares under the Grant.  If the recipient ceases to be employed by the Corporation during the Restriction Period, the Restricted Share grant shall terminate and the shares of Common Stock shall be immediately returned to the Corporation; however, the Committee may, at the time of grant, provide for the employment restriction to lapse with respect to a portion or portions of the Grant of Restricted Shares at different times during the Restriction Period.  The Committee shall have discretion to provide for such exceptions to, or waivers of, the employment restriction as it may deem appropriate.

(b)           Lapse of Restrictions.         All restrictions imposed under the Restricted Share grant shall lapse when the restriction period expires if the employment requirement above and any other restrictions or performance goals have been met.  The recipient shall then be entitled to certificates representing shares as to which the restriction has expired, with restrictive legends placed pursuant to this Plan removed.

(c)           Dividends.             Any dividends declared on the Restricted Shares during the Restriction Period shall be paid to the recipient.

8.             Changes in Capital Structure, Mergers, Etc..

                (a)           Change in Capital Structure.           If the outstanding shares of Common Stock of the Corporation are hereafter increased, decreased or changed into or exchanged for a different number or kind of shares of the Corporation or of another corporation by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Committee shall make appropriate adjustments in the price and number of outstanding Rights or portions thereof then unexercised, so that the participant’s proportionate interest before and after the occurrence of the event is maintained; provided, however, that this Section 8(a) shall not apply with respect to transactions referred to in Section 8(b).  Any such adjustment made by the Committee shall be conclusive.

(b) Reorganization or Liquidation.

(i)                Cash, Stock or Other Property for Stock. Except as provided in Section 8(b)(ii), upon a merger, consolidation, reorganization, plan of exchange or liquidation involving the Corporation, as a result of which the shareholders of the Corporation receive cash, stock or other property in exchange for or in connection with their Common Stock (any such transaction to be referred to in this Section 8 as an “Accelerating Event”), any Right granted hereunder shall terminate, except as specified in the first sentence of Section 8(b)(ii), but the employee shall have the right during the 30-day period immediately prior to any such Accelerating Event to elect to exercise Rights awarded him or her,  in whole or in part, without any limitation on exercisability; provided, however, that such exercise shall be deemed to occur immediately prior to such Accelerating Event and shall be contingent upon the occurrence of such Accelerating Event.

(ii)         Stock for Stock. If the shareholders of the Corporation receive capital stock of another Corporation (“Exchange Stock”) in exchange for their Common Stock in any transaction involving a merger, consolidation, reorganization, or plan of exchange, all Rights granted hereunder shall be converted into stock appreciation rights and awards measured by the Exchange Stock, unless the Committee, in its sole discretion, determines that any or all such Rights shall not be converted, but instead shall terminate in accordance with the provisions of Section 8(b)(i) The amount and price of converted Rights shall be determined by adjusting the amount and price of the Rights or other awards granted hereunder to take into account the relative values of the Exchange Stock and Corporation’s common shares in the transaction.

(iii)        Mergers, Acquisitions, Etc.   The Committee may also grant  Rights with terms, conditions and provisions that vary from those specified in the Plan if  such awards are granted in substitution for, or in connection with the assumption of, stock appreciation rights awarded by another Corporation and assumed or otherwise agreed to be provided for by the Corporation pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Corporation or a parent or subsidiary Corporation of the Corporation is a party.

9.             Amendment of Plan.

The Board may modify or amend the Plan in such respects as it deems advisable but no such amendment may (a)  increase the number of shares available under the Plan (other than an increase solely to reflect a reorganization, recapitalization, stock spit, stock dividend, combination of shares, merger, consolidation or any other change in corporate structure of the Corporation affecting the Common Stock, or any distribution to shareholders other than a cash dividend); (b) change the types of awards available under the Plan; (c) extend the term of the Plan; or (d) constitute a “material revision” to the Plan or other modification requiring stockholder approval pursuant to the New York Stock Exchange Corporate Governance Listing Standards.  No change in an award already granted shall be made without the written consent of the holder of such award.

10.           Employment and Service Rights.

Nothing in the Plan or any award pursuant to the Plan shall (a) confer upon any employee any right to be continued in the employment of the Corporation or any parent or subsidiary Corporation of the Corporation or interfere in any way with the right of the Corporation or any subsidiary of the Corporation by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or increase or decrease such employee’s compensation or benefits; or (b) confer upon any person engaged by the Corporation or any parent or subsidiary Corporation of the Corporation any right to be retained or employed by the Corporation or any parent or subsidiary Corporation of the Corporation or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Corporation or any subsidiary of the Corporation.

11.           Participation by Directors

Commencing June 5, 2007, after every annual meeting of the

shareholders, each non-employee director of the Corporation shall be awarded a number of Restricted Shares which most nearly totals $60,000  in value, based upon the closing price of the Corporation’s common shares quoted on the New York Stock Exchange on the business day  following the next  quarterly announcement of  the Corporation’s earnings.  (the “Valuation Date”)   No fractional shares shall be issued. Restricted Share Grants to  directors shall be issued as of the Valuation Date and shall vest and become free of all restrictions 25% after one year and 25% following each year of director service thereafter. Such awards shall be subject to the provisions of this Plan in all other respects.  All Rights which may have been granted to a director prior to the effective date of this Plan as amended and restated shall be exercisable whether or not they would otherwise be subject to exercise, and all restrictions applicable to grants of restricted shares shall lapse, upon the director’s death or reaching of the mandatory retirement age established for directors.

12.           Rights as a Shareholder.

(a)                                  Recipients of Rights. The recipient of any award  of Rights under the Plan shall have no rights as a shareholder with respect to any Right, and except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights issued to shareholders.  Shares issued pursuant to the exercise of Rights may bear such restrictions on sale or other transfer as counsel to the Corporation may determine are required under securities or other applicable laws.

(b)                                 Recipients of Restricted Shares.       Recipients of awards of Restricted Stock shall be entitled to vote such shares on any issue presented to the shareholders for a vote.   Recipients of awards of Restricted Stock shall not be entitled to sell or otherwise transfer such shares except as permitted by the agreement evidencing the award.  Restricted Shares may bear such restrictions on sale or other transfer as counsel to the Corporation may determine are required under securities or other applicable laws.

13.           Governing Law.

The provisions of this Plan shall be governed by and interpreted in accordance with the laws of the State of Oregon.